Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 28th day of April, 2014 (the “Effective Date”), by and between Provectus Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and H. Craig Dees, a resident of Knoxville, Tennessee (“Employee”).

WHEREAS, the Company is a development-stage biopharmaceutical company that is primarily engaged in the business of developing prescription drug candidates PV-10 and PH-10, which are ethical pharmaceuticals for treatment of cancers and chronic severe skin afflictions such as psoriasis and atopic dermatitis, a type of eczema. For purposes of this Agreement, and specifically the restrictive covenants set forth herein, the aforementioned activities and all related activities, of whatever nature, either being performed or planned by the Company during any part of the term of this Agreement are to be considered as part of “the Business” protected by this Agreement (sometimes also referred to as “the Company’s Business”);

WHEREAS, the Company and Employee previously entered into that certain Executive Employment Agreement, dated as of July 1, 2013 (the “Prior Agreement”);

WHEREAS, the Company desires to continue to retain Employee as its Chief Executive Officer, and Employee desires to be so employed by the Company, subject to the terms, conditions and covenants hereinafter set forth; and

WHEREAS, the Company and Employee desire to amend and restate the Prior Agreement to set forth the terms and conditions pursuant to which the Company will continue to retain Employee as its Chief Executive Officer.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy all of which are forever acknowledged and confessed, the parties hereto hereby agree as follows as of the Effective Date:

Section 1. Employment. In reliance on the representations and warranties made herein, the Company hereby agrees to retain Employee to be its Chief Executive Officer, to perform services relating to ensuring that the financial and business operations conform with the Company’s overall corporate strategy, and to perform such duties and services that are consistent with the position of Chief Executive Officer as may from time to time be assigned to Employee by the Company’s Board of Directors (the “Board”).

Section 2. Performance. Employee shall use Employee’s best efforts and skills, on a full-time basis, to perform the duties of his employment, as they may be established from time to time by the Board, consistent with the position and office of Chief Executive Officer occupied by the Employee. Employee shall obey all rules and regulations of the Company, follow all laws and regulations of appropriate government authorities, and be governed by any and all decisions and instructions of the Board.

Section 3. Compensation. Except as otherwise provided for herein, for all services to be performed by Employee in any capacity hereunder, including without limitation any services as an officer, director, member of any committee, or any other duties assigned him, throughout the Employment Period (as defined herein), the Company shall pay or provide Employee with the following, and Employee shall accept the same, as compensation for the performance of his undertakings and the services to be rendered by him:

(a) Base Salary. Employee will be entitled to an annual gross salary of Five-Hundred Thousand Dollars and no cents ($500,000.00) (the “Base Salary”), which shall be paid in accordance with the Company’s policies and procedures. Any and all increases to Employee’s Base Salary shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion.

(b) Bonus. In addition to the Base Salary, prior to the end of each fiscal year, Employee shall be eligible to receive an annual bonus (the “Annual Bonus”) based upon achievement of performance criteria established by the Committee; provided, however, that the performance criteria required to be satisfied before any Annual Bonus may be paid, and the amount and terms of any Annual Bonus based upon the extent to which those performance criteria are achieved or exceeded shall be determined by the Committee in its sole discretion.

(c) Equity Awards. With respect to each fiscal year of the Company ending during the Employment Period, Employee shall be eligible to receive an annual equity incentive award upon the terms and conditions as determined in the sole discretion of the Committee.

(d) Benefit Plans. Employee shall receive, subject to the applicable plan, contract, policy or agreement terms, the benefit of all available employee benefit plans, policies, practices, and arrangements, as may be offered by the Company from time to time, including without limitation any stock option or equity plan, defined benefit retirement plan, excess or supplementary plan, profit sharing plan, savings plan, health and dental plan, disability plan, survivor income and life insurance plan, executive financial planning program, other arrangement, or any successors thereto (collectively hereinafter referred to as the “Benefit Plans”). Employee’s eligibility and entitlement to any compensation or benefit shall be determined in accordance with the terms and conditions of the Benefit Plans and other applicable programs, practices, and arrangements then in effect.

(e) Vacation and Fringe Benefits. The Employee will be entitled to paid vacations in accordance with policies adopted by the Company with regard to its executives generally. All fringe benefits and perquisites will be in accordance with the Company’s existing policies, and the same may be amended from time to time, in the Company’s discretion.

(f) Withholding Taxes. The Company shall have the right to deduct from all payments made to Employee hereunder any federal, state, or local taxes required by law to be withheld.

(g) Expenses. During Employee’s employment, the Company shall promptly pay or reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the performance of his duties hereunder in accordance with the Company’s policies and procedures then in effect. Such policies will be subject to change in the Company’s discretion.

Section 4. Restrictions.

(a) Acknowledgements. Employee acknowledges and agrees that during the term of Employee’s employment because of the nature of Employee’s responsibilities and the resources provided by the Company: (1) Employee will acquire valuable and confidential skills, information, trade secrets, and relationships with respect to the Company’s business practices and operations; (2) Employee may develop on behalf of the Company a personal acquaintance and/or relationship with various persons, including, but not limited to, customers and suppliers, which acquaintances may constitute Employee’s only contact with such persons, and, as a consequence of the foregoing, (3) Employee will occupy a position of trust and confidence with respect to the Company’s affairs and the Business involved, as described earlier, throughout the entire world; (4) the Company’s competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services to be performed by Employee for the Company involve aspects of both the Company’s domestic and international business; and (5) it would be impossible or impractical for Employee to perform his duties for the Company without access to the Company’s confidential and proprietary information and contact with persons that are valuable to the goodwill of the Company. Therefore, Employee acknowledges that if he went to work for or otherwise performed services for a third party engaged in a business similar to the Business of the Company, the disclosure by Employee to a third party of such confidential and proprietary information and/or the exploitation of such relationships would be inevitable.

(b) Reasonableness. In view of the foregoing and in consideration of the remuneration to be paid to Employee, Employee agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Employee make the covenants contained in this Agreement regarding the conduct of Employee during and subsequent to Employee’s employment by the Company, and that the Company will suffer irreparable injury if Employee engages in conduct prohibited by this Agreement.

(c) Non-Compete. During the term of Employee’s employment by the Company, and for a period of twenty-four (24) months following termination of employment, in the event that Employee voluntarily terminates his employment with the Company other than for Good Reason (as defined below) or Employee is terminated for Cause (as defined below), neither Employee nor any other person or entity with Employee’s assistance, shall manage, operate, control, be employed by, solicit sales for, participate in, advise, consult with, or be connected with the ownership, management, operation, or control of any business within the United States which is engaged, in whole or in part, in any business that is directly competitive with the Company’s Business or any portion thereof.

(d) No Solicitation. In addition, during the term of Employee’s employment by the Company, and for a period of twenty-four (24) months following termination of employment, in the event that Employee voluntarily terminates his employment with the Company or Employee is terminated for Cause, neither Employee nor any person or entity with his assistance nor any entity which Employee or any person with his assistance or any person who he directly or indirectly controls shall, directly or indirectly, (1) solicit or take any action to induce any employee of the Company to quit or terminate their employment with the Company or the Company’s affiliates, or (2) employ as an employee, independent contractor, consultant, or in any other position, any person who was an employee of the Company or the Company’s affiliates within the preceding six months, provided that this paragraph will not prevent the Employee or any other person or entity from providing employment to a person who applied for the employment in response a job listing that was not directed primarily at employees or former employees of the Company.

(e) Confidentiality. Without the express written consent of the Company, Employee shall not at any time (either during or after the termination of Employee’s employment) use (other than for the benefit of the Company) or disclose to any other business entity proprietary or confidential information concerning the Company, any of their affiliates, or any of its officers. Neither shall Employee disclose any of the Company’s or the Company’s affiliates’ trade secrets or inventions of which Employee has gained knowledge during his employment with the Company. This paragraph shall not apply to any such information that: (1) Employee is required to disclose by law; (2) has been otherwise disseminated, disclosed, or made available to the public; or (3) was obtained after his employment with the Company ended and from some source other than the Company, which source was under no obligation of confidentiality of which the Employee is aware.

(f) Effect of Breach. Employee agrees that a breach of any obligation in this Section 4 cannot adequately be compensated by money damages and, therefore, the Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance, without the requirement of the Company to post any bond or other security.

(g) Other Rights Preserved. Nothing in this Section 4 eliminates or diminishes rights which the Company may have with respect to the subject matter hereof under other agreements, the governing statutes, or under provisions of law, equity, or otherwise. Without limiting the foregoing, this section does not limit any rights the Company may have under any agreement with Employee regarding trade secrets and confidential information.

Section 5. Termination. This Agreement shall terminate upon the following circumstances:

(a) General. This Agreement shall be effective as of the Effective Date and shall terminate on the fifth anniversary following the Effective Date, unless terminated earlier as provided hereunder (the “Employment Period”); provided, however, that this Agreement shall be automatically renewed for successive one (1) year periods, unless Employee or the Company notifies the other in writing at least 120 days prior to the termination date of the Agreement of the party’s intent not to renew this Agreement, in which event this Agreement shall terminate on the termination date.

(b) Termination for Good Reason. This Agreement, and the Employee’s employment under it, may be terminated by the Employee at any time for Good Reason (as that term is defined in Section 6(c)).

(c) Termination Without Cause. This Agreement, and the Employee’s employment under it, may be terminated by the Company without Cause but subject to the provisions of this Agreement. It is expressly understood that Employee’s employment is strictly “at will.”

(d) Cause. This Agreement may be terminated at any time by the Company for Cause. “Cause” for this purpose shall mean (i) Employee committing a material breach of this Agreement and failing to cure that breach, or to discontinue the activity that is breaching this Agreement, within 30 days after being notified by the Company that failure to cure the breach or to discontinue the breaching activity will result in termination of this Agreement for Cause, or (ii) conviction of the Employee of a crime involving moral turpitude, including such acts as fraud or dishonesty, or (iii) the commission by the Employee of a felony, or (iv) Employee willfully or recklessly refusing to perform the material duties reasonably assigned to him by the Company’s Board that are consistent with the provisions of this Agreement, when such willful or reckless refusal does not result from a Disability, or (v) Employee’s continued willful or gross malfeasance or nonfeasance of the material duties reasonably assigned to him by the Company’s Board that are consistent with the provisions of this Agreement, when such malfeasance or nonfeasance does not result from a Disability.

(e) Death/Disability. This Agreement may be terminated by the Company upon Employee’s death or his being unable to render the services required to be rendered by him during the Employment Period for a period of one hundred eighty (180) days during any twelve-month period (“Disability”).

(f) Implied Covenant of Good Faith and Fair Dealing. The parties acknowledge that the State of Tennessee recognizes that an implied covenant of good faith and fair dealing is a part of every contract, even an employee at will contract. Although such covenant cannot change the express terms of this contract, such covenant applies to this contract.

Section 6. Effect of Termination.

(a) If Employee’s employment is terminated (i) voluntarily by Employee without Good Reason, or (ii) by the Company for Cause, the Company shall pay Employee’s compensation only through the last day of the Employment Period and, except as may otherwise be expressly provided in this Agreement or in any Benefit Plan, the Company shall have no further obligation to Employee.

(b) If Employee’s employment is terminated by the Company other than for Cause, including any discharge without Cause, liquidation or dissolution of the Company (other than due to bankruptcy), discharge within six (6) months following a Change of Control (as defined below), or a termination caused by death or Disability, or if Employee voluntarily resigns for Good Reason, for so long as Employee is not in breach of his continuing obligations under Section 4, the Company shall continue to pay Employee (or his estate) an amount equal to his Base Salary in effect immediately prior to the termination of his employment for a period of twenty-four (24) months, to be paid in accordance with the Company’s regular payroll practices through the end of the fiscal year in which termination occurs and then in one lump sum payable to Employee in the first month of the fiscal year following termination, as well as pro rated bonuses based upon the bonuses paid with regard to the prior fiscal year, plus benefits on a substantially equivalent basis to those which would have been provided to Employee in accordance with the Benefit Plans described in Section 3(d) of this Agreement. Except as may otherwise be expressly provided in this Agreement, the Company shall have no further obligation to Employee.

(c) For purposes of this Agreement, “Good Reason” shall mean:

(i)	a material reduction in the Employee’s duties or responsibilities to which he does not agree in advance;

(ii)	any failure by the Company to comply with any material provision of this Agreement other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied by the Company promptly after receipt of notice thereof given by Employee; or

(iii)	the requirement by the Company to which the Employee does not consent in advance that the Employee relocate his principal place of employment to a location more than fifty (50) miles outside of Knoxville, Tennessee.

For purposes of this Agreement, “Change of Control” shall mean the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or after the effective date of this Agreement, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the voting power of the then outstanding securities of the Company.

A resignation by the Employee for Good Reason will not become effective until at least 10 days after the Employee notifies the Company of that resignation. In the event that within ten days after the notice from the Employee, the Company challenges Employee’s determination that there is Good Reason, the resignation will be suspended and will not become effective until such, if any, time as it is determined by an agreement between the Employee and the Company that is approved by the Company’s Board, or through the procedures described in Section 8, that there is Good Reason, at which time the resignation will become effective and will be deemed to constitute a termination of employment by the Employee for Good Reason. If the Company does not challenge the Employee’s determination that there is Good Reason within that ten day period, the Company will be conclusively deemed for all purposes to have agreed that there is Good Reason. While a resignation for Good Reason is suspended, the Employee will continue to be employed by the Company under this Agreement and the Employee and the Company will have all the rights and obligations provided in this Agreement.

(d) On termination of employment, Employee (or if terminated by death or Disability, his executor or his authorized agent) shall deliver all trade secrets, confidential information,

records, notes, data, memoranda, and equipment of any nature that are in Employee’s (or his estate’s) possession or under his control and that are the property of the Company or relate to the business of the Company.

(e) The obligations of Section 4 through Section 9 of this Agreement shall survive the expiration or termination of this Agreement.

Section 7. Representations and Warranties.

(a) No Conflicts. Employee represents and warrants to the Company that Employee is under no duty (whether contractual, fiduciary, or otherwise) that would prevent, restrict, or limit Employee from fully performing all duties and services for the Company, and the performance of such duties and services shall not conflict with any other agreement or obligation to which Employee is bound.

(b) No Hardship. Employee represents and acknowledges that Employee’s experience and/or abilities are such that observance of the covenants contained in this Agreement will not cause Employee any undue hardship nor will they unreasonably interfere with Employee’s ability to earn a livelihood.

Section 8. Alternative Dispute Resolution.

(a) Mediation. Employee and the Company agree to submit, prior to arbitration, all unsettled claims, disputes, controversies, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void or any claim by the Employee that he is entitled to resign for Good Reason) or the dealings or relationship between Employee and the Company (“Disputes”) to mediation in Knoxville, Tennessee, and in accordance with the Commercial Mediation Rules of the American Arbitration Association in effect at the time. The mediation shall be private, confidential, voluntary, and nonbinding. Any party may withdraw from the mediation at any time before signing a settlement agreement upon written notice to the other party and to the mediator. The mediator shall be mutually selected by and agreed upon by both Employee and the Company and shall be neutral and impartial. The mediator shall be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters. The Company and Employee shall pay their respective attorneys’ fee and other costs associated with the mediation, and the Company and Employee shall equally bear the costs and fees of the mediator. If a Dispute cannot be resolved through mediation within ninety (90) days of being submitted to mediation, the parties agree to submit the Dispute to arbitration.

(b) Arbitration. Subject to Section 8(a), all Disputes will be submitted for binding arbitration to the American Arbitration Association on demand of either party. Such arbitration proceeding will be conducted in Knoxville, Tennessee, and, except as otherwise provided in this Agreement, will be heard by one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et. seq.) and not by any state arbitration law. The arbitrator will have the right to award or include in his award any relief which he deems proper under the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and other enforcement of this Agreement, reasonable attorneys’ fees and costs, provided that the arbitrator will not have the right to amend or modify the terms of this Agreement. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction. Except as specified above, the Company and Employee shall pay their respective attorneys’ fee and other costs associated with the arbitration, and the Company and Employee shall equally bear the costs and fees of the arbitrator.

(c) Confidentiality. Employee and the Company agree that they will not disclose, or permit those acting on their behalf to disclose, any aspect of the proceedings under Section 8(a) and Section 8(b), including but not limited to the resolution or the existence or amount of any award, to any person, firm, organization, or entity of any character or nature, unless divulged (i) to an agency of the federal or state government, (ii) pursuant to a court order, (iii) pursuant to a requirement of law, (iv) pursuant to prior written consent of the other of the Company or Employee, or (v) in connection with a legal proceeding to enforce a settlement agreement or arbitration award. This provision is not intended to prohibit nor does it prohibit Employee’s or the Company’s disclosures of the terms of any settlement or arbitration award to their attorney(s), accountant(s), financial advisor(s), or family members, provided that they comply with the provisions of this paragraph.

(d) Injunctions. Notwithstanding anything to the contrary contained in this Section 8, the Company and Employee shall have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that the moving party must contemporaneously submit the Dispute(s) for non-binding mediation under Section 8(a) and then for arbitration under Section 8(b) on the merits as provided herein if such Disputes cannot be resolved through mediation.

Section 9. General.

(a) Notices. All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile or email transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective two (2) business days after the date of mailing, addressed as follows:

To the Company:

PROVECTUS BIOPHARMACEUTICALS, INC.

7327 Oak Ridge Highway, Suite A

Knoxville, TN 37931

Attn: Chief Financial Officer

or such other person or address as designated in writing to Employee.

To Employee:

H. Craig Dees

Provectus Biopharmaceuticals, Inc.

7327 Oak Ridge Highway, Suite A

Knoxville, TN 37931

or to such other address as designated by him in writing to the Company.

(b) Successors. This Agreement shall not be assignable or transferable (whether by pledge, grant of a security interest, sales contract or otherwise) by the Company, except that the Company may assign this agreement to a successor which acquires all or substantially all of the Company’s Business and which agrees in writing to be bound by, and fulfill the Company’s obligations under, this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Company, its permitted successors and assigns, and the Employee and his heirs or legatees. If Employee dies during the term of this Agreement, the obligation to pay salary and provide benefits shall immediately cease; and, absent actual notice of any probate proceeding, the Company shall pay any compensation due for the period preceding Employee’s death to the following person(s) in order of preference: (i) spouse of Employee; (ii) children of Employee eighteen years of age and over, in equal shares; (iii) brothers, in equal shares; or (d) the person to whom funeral expenses are due. Upon payment of such sum, the Company shall be relieved of all further obligations hereunder.

(c) Waiver, Modification, and Interpretation. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Employee and an appropriate officer of the Company empowered to sign the same by the Committee. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior to subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Tennessee. Except as provided in Section 8, any action brought to enforce or interpret this Agreement shall be maintained exclusively in the state and federal courts located in Knoxville, Tennessee.

(d) Interpretation. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement. No provision of this Agreement shall be interpreted for or against any party hereto on the basis that such party was the draftsman of such provision; and no presumption or burden of proof shall arise disfavoring or favoring any party by virtue of the authorship of any of the provisions of this Agreement.

(e) Counterparts. The Company and Employee may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(f) Invalidity of Provisions. If a court of competent jurisdiction shall declare that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, and if the rights and obligations of the Parties to this Agreement will not be materially and adversely affected thereby, in lieu of such illegal, invalid, or unenforceable provision the court may add as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible. If such court cannot so substitute or declines to so substitute for such invalid, illegal, or unenforceable provision, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will remain in full force and effect and not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. The covenants contained in this Agreement shall each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company, predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of said covenants.

(g) Entire Agreement. This Agreement and the Recitals (together with the documents expressly referenced herein) constitute the entire agreement between the parties, supersedes in all respects any prior agreement between the Company and Employee and may not be changed except by a writing duly executed and delivered by the Company and Employee in the same manner as this Agreement. This Agreement amends and restates, but does not novate, the Prior Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Peter R. Culpepper
Name:	Peter R. Culpepper
Title:	CFO & COO

EMPLOYEE

/s/ H. Craig Dees
H. Craig Dees